Exhibit 99.1

Xplore Announces Executive Share Purchases, Reaffirms Full-Year Outlook

AUSTIN, Texas—December 28, 2017— Xplore Technologies Corp. (NASDAQ: XPLR) today provided an update on recent open market share purchases by multiple members of the executive team and reiterated its full-year operating outlook.

Following the CEO transition and increased profitability announced November 7 and November 8 respectively, multiple executives have made Form 4 filings representing purchases of 42,800 shares at an average price of $3.10 per share, or more than $132,000 in personal purchases from November 14 to December 8, 2017. Filing executives include Tom Wilkinson, Acting CEO, John Graff, Vice President of Marketing, and Randy Denny, Vice President of Sales for Enterprise and the Americas.

“Our management team’s confidence in Xplore is at an all-time high, reflecting increased profitability in the September quarter, a strong start to the December quarter and continued sales momentum with both major accounts and new customers,” said Tom Wilkinson, acting CEO. “Several members of our executive team have made significant open market share purchases, in addition to ongoing activity under our employee stock purchase program by these executives and many other members of our employee team. We remain more than confident in our full-year outlook, calling for total revenue of $75 million to $85 million, gross margin between 28% and 30%, and operating expenses of approximately $23 to 25 million.”

“Our previously announced executive changes were made from a position of strength and reflect Xplore’s purposeful evolution to become the world’s most trusted rugged mobility authority. We are already moving ahead in two key product areas which will immediately expand our total addressable market with existing customers, thereby driving further organic revenue growth through internally funded development initiatives. We look forward to announcing these and other opportunities in the New Year.”

About Xplore Technologies
Xplore is The Rugged Tablet Authority™, exclusively manufacturing powerful, long-lasting, and customer-defined rugged tablet PCs since 1996. Today, Xplore offers the broadest portfolio of genuinely rugged tablets – and the most complete lineup of rugged tablet accessories – on Earth. Its mobility solutions are purpose-built for the energy, utilities, telecommunications, military and defense, manufacturing, distribution, public safety, healthcare, government, and field service sectors. The company’s award-winning military-grade computers are also among the most powerful and longest lasting in their class, built to withstand nearly any hazardous condition or environmental extreme for years without fail. Visit www.xploretech.com for more information on how Xplore and its global channel partners engineer complete mobility solutions to meet specialized workflow demands. Follow us on Twitter, Facebook, LinkedIn, and YouTube.

Forward-Looking Statements
This news release contains forward-looking statements that involve risks and uncertainties, which may cause actual results to differ materially from the statements made. When used in this document, the words “may”, “would”, “could”, “will”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “expect” and similar expressions are intended to identify forward-looking statements. Such statements reflect Xplore’s current views with respect to future events and are subject to such risks and uncertainties. Many factors could cause actual results to differ materially from the statements made including those factors detailed from time to time in filings made by Xplore with securities regulatory authorities. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those described herein as intended, planned, anticipated or expected. Xplore does not intend and does not assume any obligation to update these forward-looking statements.

Xplore Contact Information:

Tom Wilkinson, Acting Chief Executive Officer
Phone: (512) 637-1162
Email: twilkinson@xploretech.com

Matt Kreps, Darrow Associates Investor Relations
Phone: (512) 696-6401
Email: xplr@darrowir.com